Exhibit 10.2

                       Motorola Reseller Agreement

This Agreement is between Motorola, Inc., by and through its Broadband Wireless Technology Center with offices at 50 Commerce Drive, Schaumburg, Illinois 60173 ("Motorola") and the Authorized Canopy Solution Provider named above ("ACSP") and establishes the terms and conditions for ACSP's participation in the Motorola Canopy ACSP Program (the "Program"). Under the Program, Motorola will provide marketing and promotional support to ACSP related to ACSP's purchase and license of Motorola Canopy Wireless Broadband Internet Access products ("Products"), from the Motorola identified Authorized Canopy Distributor ("Distributor"), for resale in the United States, its Territories and Canada.

Added-Value,  Minimum Purchase Targets, Area of Primary Marketing Responsibility
1.1 Motorola Products purchased from Distributor for resale by ACSP will be sold with added-value services such as network system analysis, design, integration, or implementation.

1.2 In order to ensure adequate technical and marketing support to end users, eligibility to resell Motorola Products is subject to meeting certification requirements as described in the Program materials. ACSP will not sell Motorola Products without arranging for adequate post-sales support.

1.3 ACSP shall sell, as a minimum target, two hundred thousand dollars ($200,000) in Product on an annual basis. Sales will be monitored on a quarterly basis and reviewed with ACSP to ensure ACSP is capable of reaching the annual minimum target. If after 2 consecutive quarters, ACSP has not sold seventy five thousand dollars ($75,000) of Product, ACSP may no longer qualify to participate as a Motorola Authorized Canopy Solution Provider.

1.4 ACSP agrees that its defined role in Motorola's distribution system is necessary in order to most efficiently assist Motorola, Distributor and Motorola's other distributors, dealers, representatives and resellers to expand Motorola's distribution of the Products and to provide the highest levels of customer satisfaction. Accordingly, ACSP agrees to use its best efforts to promote and sell the Products only within the United States, its Territories and Canada ("Area of Primary Marketing Responsibility"). ACSP acknowledges that it may not sell Products to any customer whose principal place of business is outside of ACSP's Area of Primary Marketing Responsibility. ACSP's sales volume performance as a reseller of the Products will be evaluated based only on its sales volume performance of sales to customers whose principal places of business are in ACSP's Area of Primary Marketing Responsibility. ACSP's use of its best efforts within the Area of Primary Marketing Responsibility is essential to continuation of the Agreement.

Relationships

This Agreement shall be applicable to all ACSP company-owned or franchise branch locations and/or remote sales and support offices.

ACSP is an independent contractor engaged in purchasing Motorola Products for resale to its customers. ACSP is not an agent or legal representative of
Motorola for any purpose, and has no authority to act for, bind or commit Motorola.

ACSP has no authority to make any commitment on behalf of Motorola with respect to quantities, delivery, modifications, interfacing capability, suitability of software or suitability in specific applications. ACSP has no authority to modify the warranty offered with Motorola Products. ACSP will indemnify Motorola from liability for any modified warranty or other commitment by ACSP not specifically authorized by Motorola.

ACSP will not represent itself in any way that implies ACSP is an agent or branch of Motorola. ACSP will immediately change or discontinue any representation or business practice found to be misleading or deceptive by Motorola immediately upon notice from Motorola.

Term,  Limitations,  Termination
The term of this Agreement is twelve (12) months from the date of acceptance by ACSP and Motorola. This Agreement shall automatically renew on each subsequent year for a one-year term, unless it is terminated earlier in accordance with this Agreement.

Motorola or ACSP may terminate this Agreement without cause at any time upon thirty (30) days written notice or with cause at any time upon fifteen (15) days written notice, except that neither the expiration nor earlier termination of this Agreement shall release either party from any obligation which has accrued as of the date of termination.

Motorola may, from time to time, give ACSP written notice of amendments to this Agreement. Any such amendment will automatically become a part of this Agreement thirty (30) days from the date of the notice, unless otherwise specified in the notice.
Upon expiration, non-renewal or termination of this Agreement, all interests in any accrued marketing funds will automatically lapse.

ACSP  Programs
Motorola will invite ACSP from time to time to participate in the rebate, co-operative advertising and promotional programs offered by Motorola as part of the Program. ACSP may, at its option, participate in such programs during the term of this Agreement. Motorola reserves the right to terminate or modify such programs at any time at its sole discretion.

ACSP shall exert best efforts to market Motorola Products, and shall use all promotional materials supplied by Motorola. It is ACSP's responsibility to help its customers determine which system configuration would best serve their needs.

ACSP shall have sufficient technical knowledge of Motorola Canopy products and broadband wireless technology in general, and will have access to all Motorola sales and technical training programs.

Motorola does not represent that it will continue to manufacture any particular item or model of Product indefinitely or even for any specific period. In fact, Motorola specifically reserves the right to modify any of the specifications or characteristics of its Products, to remove any Product from the market, and/or to cease manufacturing or supporting it.

ACSP is expected and encouraged to advertise and promote the sales of Motorola Products through all appropriate media including trade show exhibits, catalogs and direct mailings, space advertising, educational meetings, sales aids, etc. Motorola must approve all such materials that use Motorola's name or trademarks. Motorola will assist ACSP in advertising and promoting Motorola Products in accordance with Motorola's policy.

Limitation  of  Liability
UNDER NO CIRCUMSTANCES, INCLUDING ANY INFRINGEMENT CLAIMS, SHALL MOTOROLA BE LIABLE TO ACSP OR ANY OTHER PARTY FOR ANY RE-PROCUREMENT COSTS, LOST REVENUE OR PROFITS OR FOR ANY OTHER SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF MOTOROLA HAS BEEN INFORMED OF SUCH POTENTIAL LOSS OR DAMAGE.

Use  of  Motorola  Trademarks
ACSP  acknowledges  the  following:
Motorola owns all right, title and interest in the Motorola name and logotype. Motorola is the owner of certain other trademarks and tradenames used in connection with certain product lines and software.
ACSP will acquire no interest in any such trademarks or tradenames by virtue of this Agreement, its activities under it, or any relationship with Motorola.

During the term of this Agreement, ACSP may indicate to the trade and to the public that it is an Authorized Canopy Solution Provider of the Motorola Products. ACSP may also use the Motorola trademarks and tradenames to promote and solicit sales or licensing of Motorola Products if done so in strict accordance with Motorola's guidelines. ACSP will not adopt or use such trademarks or tradenames, or any confusing word or symbol, as part of its company name or allow such marks or names to be used by others.

At the expiration or termination of this Agreement, ACSP shall immediately discontinue any use of the Motorola name or trademark or any other combination of words, designs, trademarks or tradenames that would indicate that it is or was a ACSP of the Motorola Products.

Product  Warranty
The warranty terms and conditions will be as specified in the warranty and license terms, which accompany the Product.

MOTOROLA'S WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES WHETHER EXPRESS, IMPLIED OR STATUTORY INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Software  and  Firmware
8.1 The software license terms will be specified in the license agreement that accompanies the software shipment or is made available on Motorola's Product web-site.

8.2 One or more components of equipment ACSP purchases may contain firmware programs built into their circuitry. ACSP's purchase of that equipment includes a non-exclusive license to use and sub-license the firmware only as part of the equipment and only under the following conditions: (a) Motorola (or its supplier) retains all title and ownership to the programs; (b) the firmware may not be copied, disassembled, decompiled or reverse engineered under any circumstances; and (c) ACSP will only transfer possession of the programs in conjunction with a transfer of equipment.

9.  Proprietary  Information
9.1 Motorola and ACSP shall each exercise due diligence to maintain in confidence and not disclose to any third party any proprietary information furnished by the other to it on a confidential basis and identified as such when furnished. Except in accordance with this Agreement, neither party shall use such information without permission of the party that furnished it. As used in this paragraph, "due diligence" means the same precaution and standard of care which that party uses to safeguard its own proprietary data, but in no event less than reasonable care. The provisions of this Section shall survive for five (5) years beyond the expiration, non-renewal or termination of this Agreement.

9.2 This Agreement does not grant any license under any patents or other intellectual property rights owned or controlled by or licensed to Motorola. ACSP shall not have any right to manufacture Motorola Products.

10.  Business  Ethics
Motorola has historically depended on product quality and superiority, combined with outstanding support capability to sell its products in all parts of the world. Motorola believes it can continue to grow and prosper without succumbing to improper or unethical demands. Motorola will not do business with any ACSP, distributor, agent, customer, or other person if Motorola knows or suspects the existence of questionable practices. ACSP agrees with the Motorola policy stated in this Section. ACSP agrees not to offer, promise or pay anything of value, directly or indirectly, to any government official, political party official, political party or candidate for office in order to secure any undue or improper advantage or benefit for it or Motorola in connection with the business opportunities which are the subject of this Agreement. If ACSP or any person under its responsibility, including but not limited to its directors, officers, employees and agents fails to comply in all respects with the policy set forth in this Section, Motorola may immediately terminate this Agreement without any liability whatsoever to ACSP.


11.  Compliance  with  Laws
ACSP agrees to comply with all laws and regulations applicable in the Area of Primary Marketing Responsibility, including those dealing with the sale and distribution of the Products. ACSP represents that it is not an employee, officer, or representative of any government or any agency or other instrumentality of any government. ACSP further agrees to inform Motorola of any change in its status or representation. ACSP agrees not to use all or any portion of any rebates or incentives, either directly or indirectly, to make or offer a direct or indirect payment or gift to any employee, officer or representative of any government, government agency or other instrumentality or to any political party or official thereof or to any candidate for political office under circumstances where the payment or gift would constitute an illegal payment under the laws of the United States or any other applicable laws or where the payment or gift was given for the purpose of securing an improper advantage or of obtaining any business benefit. ACSP, including its officers, directors, employees and agents, shall use only legitimate and ethical business practices in the activities contemplated by this Agreement. ACSP shall comply fully with all laws applying to the sale and distribution of the Products purchased under this Agreement, including the U.S. Foreign Corrupt Practices Act and local anti-corruption laws. In connection with this Agreement, neither ACSP nor any of its officers, directors, employees or agents shall pay, offer, promise, or authorize the payment, directly or indirectly, of any monies or anything of value to any government official or employee, any political party or candidate for political office, or any employee or official of a public international organization, for the purpose of inducing or rewarding any favorable action or obtaining any improper advantage in any commercial transaction or in any governmental matter. ACSP further agrees to comply with all United States laws and regulations regarding export licenses or the control or regulation of exportation or re-exportation of Products or technical data sold or supplied to ACSP. Both Motorola and ACSP further agree to take the required steps necessary to satisfy any laws or requirements to declare, file, record or otherwise render this Agreement valid. ACSP agrees to indemnify and hold Motorola harmless for all liability or damages caused by ACSP's failure to comply with the terms of this provision.

12.  Government  Contract  Conditions
In the event that ACSP elects to sell Motorola Products or services to the U.S. Government, ACSP does so solely at its own option and risk, and agrees not to obligate Motorola as a subcontractor or otherwise to the U.S. Government. ACSP remains solely and exclusively responsible for compliance with all statutes and regulations governing sales to the U.S. Government. Motorola makes no representations, certifications or warranties whatsoever with respect to the ability of its goods, services or prices to satisfy any such statutes and regulations.

13.  Miscellaneous
Notices under this Agreement must be sent by telegram, telecopy or registered or certified mail to the appropriate party at its address stated on the first page of this Agreement (or to a new address if the other has been properly notified of the change). A notice will not be effective until the addressee actually receives it.

This Agreement and its schedules represent the entire agreement between the parties regarding this subject. This Agreement supersedes all previous oral or written communications between the parties regarding the subject, and it may not be modified or waived except in writing and signed by an officer or other authorized representative of each party. Neither party will be liable to the other for any delay or failure to perform if that delay or failure results from a cause beyond its reasonable control. If any provision is held invalid, all other provisions shall remain valid, unless such invalidity would frustrate the purpose of this Agreement. Illinois law governs this Agreement. Motorola and ACSP will attempt to settle any claim or controversy arising out of it through consultation and negotiation in good faith and a spirit of mutual cooperation. Any dispute which cannot be resolved through negotiation or mediation may be submitted to the courts within Illinois for resolution.


In Witness Whereof, each party hereto has caused this Agreement to be executed in duplicate by its duly authorized representative:

AUTHORIZED  CANOPY  SOLUTION  PROVIDER     MOTOROLA,  INC.,  BROADBAND  WIRELESS
TECHNOLOGY  CENTER

By /s/ Michael Cummings
   --------------------
   Michael Cummings
   CEO
   8/18/03

By: /s/ Tony Kobrinetz
   -------------------
   Tony Kobrinetz
   VP & GM Motorola Canopy
   8/18/03